SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549



                                 FORM 8-K


           Current Report Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported)       February 24, 1995

                         BIG O TIRES, INC.
          (Exact name of registrant as specified in its charter)

          Nevada              1-8833              87-0392481
     (State or other juris-        (Commission              (I.R.S. Employer
     diction of incorporation)     File No.)           Identification No.)



     11755 East Peakview Avenue, Englewood, Colorado        80111
          (Address of principal executive offices)               (Zip Code)


     Registrant's telephone number including area code:  (303)  790-2800









                                                             24 Total Pages

Item 5.   Other Events.

On April 13, 1995, the Company announced that it had requested further negotiations with certain of the Company's franchisees and selected members of the Company's management (the "Acquisition Group"). The Company had previously announced on April 6, 1995, that it had received a proposal from the Acquisition Group to acquire the Company for a cash price of $16.00 per share (the "Acquisition Proposal"). A substantially similar group had proposed in December 1994 to purchase the Company for $18.50 per share but withdrew the offer in February, 1995. The Investment Committee of the Company concluded that the Acquisition Proposal in its present form does not represent an appropriate valuation of the Company. The Acquisition Proposal is subject to a number of conditions, including the ability of the Acquisition Group to obtain the necessary financing (commitments for which have not yet been obtained), participation in the Acquisition Group of not less than 80% of the shares held by the Company's Employee Stock Ownership Plan ("ESOP"), the ability of the ESOP to obtain an acceptable fairness opinion, approval by and participation in the Acquisition Group of not less than 85% of the Company franchisees and the negotiation of a definitive merger agreement.
In consideration of the efforts to consummate the Acquisition Proposal, the Acquisition Group is requesting the Company agree to advance or reimburse certain expenses incurred by the Acquisition Group. On April 13, 1995, the Investment Committee also declined to reimburse the Acquisition Group for certain expenses incurred by the Acquisition Group in pursuing the proposal.
The Acquisition Proposal, unless accepted by the Company, would have expired by its terms at 5:00 p.m. on April 13, 1995. To date, the Investment Committee of the Company has not received a response to its request of the Acquisition Group to proceed with further negotiations.

In order to coincide with the restructuring of the Company, on February 24, 1995, the Board of Directors adopted certain amendments to the Company's bylaws. The amendments adjust the description of the duties of certain officers of the Company to provide for the newly created officer position called the Office of the Chief Executive. Members of the Office of the Chief Executive consist of the Company's Chairman, Vice-Chairman and President. Also, on April 13,
1995, the Board of Directors adopted certain amendments to the Company's bylaws.

The amendments specify an allowance for an additional class of directors known as a Class IV director. A Class IV director will hold their position for a period of one year after such election, or until their successors are duly elected and qualified. A copy of the Company's amended and restated bylaws incorporating both of these amendments is included as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by this reference.
The foregoing does not purport to be complete and is qualified in its entirety by reference to the amended and restated bylaws.



Item 7.   Financial Statements and Exhibits.

(3.1) Second Amended and Restated Bylaws of Big O Tires, Inc. dated February 24, 1995 and April 13, 1995.

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized:

Date:     April 14, 1995

                              BIG O TIRES, INC.


                              By:       /s/ Philip J. Teigen
                                   General Counsel and Secretary

EXHIBITS


1.   (3.1)     Second Amended and Restated Bylaws of Big O Tires, Inc. dated
               February 24, 1995 and April 13, 1995.